Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	David Oro	Shanye Hudson
	Media Relations	Investor Relations
	davidoro@micron.com	shudson@micron.com
	+1 (707) 558-8585	+1 (208) 492-1205

	Daniel Francisco	Mark Henninger
	Intel Media Relations	Intel Investor Relations
	daniel.francisco@intel.com	mark.h.henninger@intel.com
	+1 (916) 377-9509	+1 (408) 653-9944

Micron and Intel Announce Update to 3D XPoint™ Joint Development Program
BOISE, Idaho, and SANTA CLARA, Calif., July 16, 2018 - Micron and Intel today announced an update to their 3D XPoint™ joint development partnership, which has resulted in the development of an entirely new class of non-volatile memory with dramatically lower latency and exponentially greater endurance than NAND memory.
The companies have agreed to complete joint development for the second generation of 3D XPoint technology, which is expected to occur in the first half of 2019. Technology development beyond the second generation of 3D XPoint technology will be pursued independently by the two companies in order to optimize the technology for their respective product and business needs.
The two companies will continue to manufacture memory based on 3D XPoint technology at the Intel-Micron Flash Technologies (IMFT) facility in Lehi, Utah.
“Micron has a strong track record of innovation with 40 years of world-leading expertise in memory technology development, and we will continue driving the next generations of 3D XPoint technology,” said Scott DeBoer, executive vice president of Technology Development at Micron. “We are excited about the products that we are developing based on this advanced technology which will allow our customers to take advantage of unique memory and storage capabilities. By developing 3D XPoint technology independently, Micron can better optimize the technology for our product roadmap while maximizing the benefits for our customers and shareholders.”
“Intel has developed a leadership position delivering a broad portfolio of Optane products across client and data center markets with strong support from our customers,” said Rob Crooke, senior vice president and general manager of Non-Volatile Memory Solutions Group at Intel Corporation. “Intel Optane’s direct connection to the world’s most advanced computing platforms is achieving breakthrough results in IT and consumer applications. We intend to build on this momentum and extend our leadership with Optane, which combined with our high-density 3D NAND technology, offer the best solutions for today’s computing and storage needs.”
About Micron Technology, Inc.
Micron Technology is a world leader in innovative memory solutions. Through our global brands - Micron, Crucial® and Ballistix® - our broad portfolio of high-performance memory technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information. Backed by 40 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, data center, mobile, embedded, and automotive applications. Micron's common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.
About Intel
Intel (NASDAQ: INTC) expands the boundaries of technology to make the most amazing experiences possible. Information about Intel can be found at newsroom.intel.com and intel.com.